EXHIBIT 2.1




                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

         --------------------------------------------)
         In re:                                      )
                                                     ) Chapter 11
         MPOWER HOLDING CORPORATION,                 )
                                                     ) Case No. 02-11046 (PJW)
                                                     )
                                    Debtor.          ) Jointly Administered
                                                     )
         --------------------------------------------)
         In re:                                      )
                                                     )
         MPOWER COMMUNICATIONS                       )
         CORP.,                                      )
                                                     )
                                    Debtor.          )
                                                     )
         --------------------------------------------)  RE: Docket No. 162


    FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER UNDER SECTION 1129
          OF THE BANKRUPTCY CODE AND RULE 3020 OF THE BANKRUPTCY RULES CONFIRMING DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION

                                    RECITALS

     A. Mpower Holding Corporation ("Mpower Holding") and Mpower Communications Corp. ("MCC"), the above-captioned debtors and debtors in possession (each a "Debtor," and collectively, the "Debtors"), filed the Debtors' First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated May 20, 2002 (as amended, modified or supplemented from time to time and including all exhibits and schedules thereto, the "Plan") and the Debtors' First Amended Disclosure Statement Dated May 20, 2002 (as amended, modified or supplemented from time to time and including all exhibits and schedules thereto, the "Disclosure Statement"). All capitalized words contained herein and not otherwise defined herein shall be defined for purposes hereof as defined in the Plan.





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     B. On May 3, 2002, the Debtors filed a motion seeking the entry of an
Order: (i) approving form and manner of notice of the confirmation hearing and approving solicitation packages; (ii) approving procedures for distribution of solicitation packages; (iii) approving forms of ballots; (iv) establishing last date for receipt of ballots; (v) approving procedures for vote tabulation; (vi) establishing deadline and procedures for filing objections to confirmation of the Plan; (vii) establishing bar date for administrative claims; and (viii) granting related relief (the "Voting Procedures Motion"). Notice of the hearing to consider approval of the Disclosure Statement and the last day for filing objections to the Disclosure Statement was sent on or about May 3, 2002, by first class mail, postage prepaid, to all of the Debtors' known creditors, equity security holders, the office of the United States trustee and the District Director of Internal Revenue for the District of Delaware. Affidavits of service attesting to the fact that such notice was given have been filed with the Court.

     C. On May 20, 2002, this Court held a hearing to consider the adequacy of the Disclosure Statement, approved the Disclosure Statement and entered an Order
(i) approving form and manner of notice of the confirmation hearing and approving solicitation packages; (ii) approving procedures for distribution of solicitation packages; (iii) approving forms of ballots; (iv) establishing last date for receipt of ballots; (v) approving procedures for vote tabulation; (vi) establishing deadline and procedures for filing objections to confirmation of the Plan; (vii) establishing bar date for administrative claims; and (viii) granting related relief (the "Voting Procedures Order").

     D. On or about May 28, 2002, pursuant to the terms of the Voting Procedures Order, the Debtors caused Solicitation Packages, as defined in the Voting Procedures Order, to be distributed in accordance with the Voting Procedures Order.


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     E. On or about June 28, 2002, Bankruptcy Services LLC, the Debtors' Voting
Agent ("BSI") was advised by ADP, Inc. ("ADP"), that ADP had not sent Solicitation Packages to certain beneficial holders of the Debtors' preferred stock. Following consultation with counsel to the Debtors, BSI immediately directed ADP to distribute, by overnight courier, the Solicitation Packages to those holders of the Debtors' preferred stock who may have not have received previously such materials. The Debtors have directed the Claims Agent to accept ballots from such holders beyond the Voting Deadline. Due to the existence of the Voting Agreement in which the holders of the requisite amount of Preferred Stock agreed to vote in favor of the Plan, the Debtors believe that the votes of such holders would not have an impact on the vote in favor of the Plan by the class of Mpower Holding Preferred Stock Interests. Moreover, no formal or informal objections have been filed with respect to the Debtors' solicitation efforts. Thus, such holders were not prejudiced by such and continue to be entitled to share in the distribution to be made to the holders of such interests.

     F. Objections to confirmation of the Plan were filed by (i) the Missouri Department of Revenue ("MDOR"), (ii) Bexar County, Dallas County, city of Richardson, Round Rock ISD and Tarrant County (the "Texas Taxing Authorities"),
(iii) Nortel Networks, Inc. ("Nortel"), (iv) Southwestern Bell Telephone LP and certain of its affiliates (collectively, "Southwestern Bell") and (iv) the United States Trustee (the "UST") (collectively, the "Objections").

     G. On July 3, 2002 the Debtors filed a Stipulation and Order resolving the Objection of the MDOR; on July 9, 2002, the Debtors filed a Stipulation and Order resolving the objection of the Texas Taxing Authorities; and, prior to the Confirmation Hearing, the Debtors expect to file a stipulation and order resolving the Objection of Nortel. In addition, the Debtors


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



resolved the objection of Southwestern Bell by the provision contained in decretal paragraph 15 of this Confirmation Order.

     H. On July 12, 2002, the Debtors filed the Affidavit of Laura Campbell Certifying the Ballots Accepting or Rejecting the Debtors' First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Voting Report"), attesting to and certifying the method and results of the ballot tabulation for the Classes of Claims and Interests (Mpower Holding Class 5, Mpower Holding Class 6 and Mpower Holding Class 7) voting to accept or reject the Plan.

     I. On July 12, 2002, the Debtors filed a memorandum of law in support of confirmation of the Plan and the Ad hoc Committee filed a response to the United States Trustee's objection to confirmation of the Plan (together, the "Confirmation Memoranda").

     J. The Confirmation Hearing was held on July 17, 2002.

     NOW, THEREFORE, based upon the Court's review of the Confirmation Memoranda, the affidavit of mailing with respect to the Solicitation Procedures, and the Voting Report previously filed with the Court and upon (i) all of the evidence proffered or adduced and arguments of counsel made at the Confirmation Hearing and (ii) the entire record of these chapter 11 cases (the "Chapter 11 Cases"), and after due deliberation thereon and good cause appearing therefor:













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                    FINDINGS OF FACT AND CONCLUSIONS OF LAW(1)

     IT IS HEREBY FOUND AND DETERMINED THAT

     1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. ss. 157, 1334(a), 1408 and 1409). This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. ss. 157 and 1334. Venue is proper before the Court pursuant to 28 U.S.C. ss. 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

     2. Judicial Notice. This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement.

     3. Burden of Proof. The Debtors, as proponents of the Plan, have the burden of proving the elements of section 1129(a) by a preponderance of the evidence.


     4. Transmittal and Mailing of Materials, Notice. The Solicitation Packages were transmitted and served in compliance with the Voting Procedures Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other dates and hearings described in the



--------
1 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate. See Fed.
     R. Bankr. P. 7052.

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

Voting Procedures Order was given in compliance with the Bankruptcy Rules and the Voting Procedures Order, and no other or further notice is or shall be required. Any delay in the distribution of Solicitation Packages to certain holders of the Debtors' preferred stock constituted harmless error and did not affect the substantial rights of such holders.

     5. Plan Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. ss. 1129(a)(1)). As set forth below, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

          (a) Proper Classification of Claims and Interests (11 U.S.C.
ss. 1122 and 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates thirteen Classes of Claims and Interests. The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

          (b) Specification of Unimpaired Classes (11 U.S.C. Section 1123(a)(2)). Section 3.4 of the Plan designates each of Mpower Holding Class 1, Mpower Holding Class 2, Mpower Holding Class 3, Mpower Holding Class 4, MCC Class 1, MCC Class 2, MCC Class 3, MCC Class 4 and MCC Class 5 as unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

          (c) Specification of Treatment of Impaired Classes (11 U.S.C. ss. 1123(a)(3)). Section 3.4 of the Plan designates each of Mpower Holding Class 6, Mpower Holding Class 7 and Mpower Holding Class 8 as impaired and specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.


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

          (d) Equal Treatment Within Classes (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in a particular Class unless the holder of a particular Claim or Equity Interest in such Class has agreed to a less favorable treatment of its Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.


          (e) Implementation of Plan (11 U.S.C. ss. 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

          (f) Charter Provisions (11 U.S.C. ss. 1123(a)(6)). No non-voting capital stock shall be issued in conformity with section 1123(a)(6) of the Bankruptcy Code, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

          (g) Selection of Officers and Directors (11 U.S.C. ss. 1123(a)(7)). Each of the Amended Certificates of Incorporation of the Reorganized Debtors provides that the board of directors of each Reorganized Debtor shall manage the business and affairs of the corporation, that the board of directors of Mpower Holding will initially consist of seven directors, and that the board of directors of MCC will initially consist of three directors. The constituent documents of each of the Reorganized Debtors provide that the board of directors shall elect the officers of each respective Reorganized Debtor, and such other officers or assistant officers as may from time to time be appointed by the board of directors. Because the Plan provides that, on the Effective Date, 100% of the issued and outstanding common stock of Mpower Holding will be distributed to the holders of Mpower Holding 2010 Note Claims, Mpower Holding Preferred Stock Interests, and holders of Mpower Holding Common Stock Interests and, since the Debtors, together with the holders of (i) Mpower Holding 2010 Note Claims and (ii) Mpower Holding Preferred Stock Interests were given certain rights to designate the members of the Board of

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

Directors of Mpower Holding, the foregoing provisions of the Plan for the selection of directors and officers are consistent with the interests of creditors and equity security holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

          (h) Rule 3016(a) of the Bankruptcy Rules. The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

     6. Debtors' Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. ss. 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

          (a) the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code;

          (b) the Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

          (c) the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Voting Procedures Order in transmitting the Solicitation Packages and in soliciting and tabulating votes on the Plan.

     7. Plan Proposed in Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases and the formulation of the Plan. The Chapter 11 Cases were filed and the Plan was proposed with the legitimate and honest purposes of reorganizing the Debtors and expeditiously making distributions to the Debtors' creditors and equity security holders. Furthermore, the Plan is the product of months of extensive, arm's-length negotiations among the Debtors, the Ad hoc Committee, certain holders of Mpower Holding Preferred Stock and each of their respective counsel and financial advisors. These negotiations resulted in both the Holders of the Mpower Holding 2010 Notes and the Holders of the Mpower Holding Preferred


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Stock entering into voting agreements (collectively, the "Voting Agreements")
that required them to vote for the Plan. Hence, the Plan reflects the results of these negotiations and is reflective of the interests of all of the estates' constituencies.

     8. Payments for Services or Costs and Expenses (11 U.S.C. ss. 1129(a)(4)). Except as otherwise provided or permitted by the Plan, or certain orders of the Court, any payment made or to be made by the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases (including payments to the legal and financial advisors to the Ad hoc Committee), has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

     9. Directors, Officers, and Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated By-Laws for Mpower Holding provide that it shall have a board of directors initially consisting of seven members. The Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated By-laws for MCC provide that it shall have a board of directors initially consisting of three members. The names and affiliations of each proposed officer and director of each of the Reorganized Debtors were disclosed to this Court in writing at or before the Confirmation Hearing. The appointment to, or continuation in, such office of each of the proposed directors and officers of the Reorganized Debtors is consistent with the interests of creditors, equity security holders, and with public policy, thereby satisfying section 1129(a)(5) of the Bankruptcy Code.

     10. No Rate Changes (11 U.S.C. ss. 1129(a)(6)). The Debtors have not proposed any rate change under the Plan. Thus, the Debtors need not obtain the approval of any


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

governmental regulatory commission and the Plan complies with section 1129(a)(6) of the Bankruptcy Code.

     11. Best Interests of Creditors Test (11 U.S.C. ss. 1129(a)(7)). The
Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis contained in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged, and (iii) establish that each holder of a Claim or Equity Interest in an impaired Class either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

     12. Acceptance by Certain Classes (11 U.S.C. ss. 1129(a)(8)). Each
Class of Claims or Interests (other than Mpower Holding Class 8) either is not impaired under the Plan or has duly accepted the Plan in accordance with section 1126 of the Bankruptcy Code. With respect to Mpower Holding Class 8, the requirements of section 1129(b) of the Bankruptcy Code are not required to be satisfied because there are no Claims in such Class.

     13. Treatment of Priority Claims (11 U.S.C. ss. 1129(a)(9)). The Plan's treatment of Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims satisfies the requirements of sections 1129(a)(9)(A), (B) and (C) of the Bankruptcy Code, respectively. The Plan provides for the payment of Allowed Administrative Claims in full, in cash, on the later of the Effective Date or the date an order of the Court is entered allowing such Administrative Claim; provided, however, that Administrative Claims representing obligations incurred in the ordinary course of business consistent with past practices will receive payment in accordance with its terms and conditions, in the ordinary course of business consistent with past

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practices. The Plan provides for the payment in full, in cash, of Priority Tax
Claims on the later of (a) the Effective Date, (b) the date upon which a Final Order allowing such Priority Tax Claim, (c) the date that such Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced or (d) as may be otherwise agreed between the holder of such Claim and the Debtors (provided that the Debtors may, at their option, make cash payments on account of such Allowed Priority Tax Claims deferred to the extent permitted pursuant to section 1129(a)(9)(c) of the Bankruptcy Code). The Plan provides that each Holder of an Allowed Priority Claim in Mpower Holding Class 2 and MCC Class 3 shall receive, unless such Holder agrees to different treatment, either
(a) payment in the full amount of its Allowed Claim in full in Cash on the Effective Date to the extent then due and owing, (b) payment in the full amount of its Allowed Claim on the date such Claim becomes due and owing in the ordinary course of business and in accordance with the terms and conditions of any agreements thereto, or (c) such other treatment not constituting impairment of such Allowed Priority Claim.

     14. Acceptance of at Least One Impaired Class (11 U.S.C. ss. 1129(a)(10)). As set forth in the Voting Report, all of the impaired Classes of Claims voting under the Plan have voted to accept the Plan and, to the Debtors' knowledge, they have accepted the Plan in requisite numbers and amounts without the need to include any acceptance of the Plan by any insider.

    15. Feasibility (11 U.S.C. ss. 1129(a)(11)). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code because confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors. The Plan is based on the reduction of a significant portion of the Debtors' long-term debt and elimination of substantial preferred stock dividend payments. The Plan presents a workable scheme of reorganization and there is a reasonable probability that the provisions of the Plan will be performed. The Plan is found and determined to be feasible.

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     16. Payment of Certain Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable on or before the Effective Date under 28 U.S.C. ss. 1930 either have been paid or will be paid on the Effective Date pursuant to Section 2.1 of the Plan. Accordingly, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

     17. Continuation of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)). The Debtors do not have any obligations with respect to retiree benefits (as defined in the Bankruptcy Code). Thus section 1129(a)(13) of the Bankruptcy Code is inapplicable, and is deemed satisfied.

     18. Principal Purpose. The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act of 1933 (15 U.S.C. ss. 77e et seq.), and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

     19. Modifications to Plan. The modifications to the Plan set forth in decretal paragraph 15 hereof do not materially or adversely affect or change the treatment of any Claim or Interest. Accordingly, pursuant to Rule 3019 of the Bankruptcy Rules, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code (except as have been obtained in writing), nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Court.

     20. Good Faith Solicitation (11 U.S.C. ss.    1125(e)). Based upon the
record before the Court, the Debtors and their agents, counsel and financial advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy


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Code and are entitled to the protections afforded by section 1125(e) of the
Bankruptcy Code and the exculpatory and injunctive provisions set forth in
Article X of the Plan.

     21. Tax Provisions. Pursuant to section 1146(c) of the Bankruptcy Code (i) the issuance and transfer of the common stock of the Reorganized Debtors, (ii) the execution, delivery, filing or recording of any mortgage, deed of trust, leasehold mortgage, financing statement or other security interest or other instrument in connection with the Plan and (iii) the making, execution, delivery, filing or recording of any agreement or instrument in furtherance of, or in connection with, the Plan, are under the Plan and will not be subject to any stamp tax or other similar tax or any tax held to be a stamp tax or other similar tax.

     22. Exemption from Securities Laws. The offer, insurance, transfer, or exchange of Reorganized Mpower Holding Common Stock under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer related thereto under the Plan is exempt from Section 5 of the Securities Act and any similar state and local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security pursuant to Section 1145(a)(1)(A).

     23. Rule 9019(a) Settlement. Except as otherwise provided in the Plan and this Confirmation Order, the Plan is a settlement between and among the Debtors and their creditors of all claims and litigation, pending or threatened, or that was or could have been commenced prior to the date of entry of this Confirmation Order (other than the Reorganized Debtors' ability to prosecute objections to claims to the extent preserved under the Plan). Such settlement, as reflected in the relative distributions and recoveries of Holders of Claims and Interests under the Plan, (a) will save the Debtors and their estates the costs and expenses of prosecuting various disputes, the outcome of which is likely to consume substantial resources of the Debtors' estates and require substantial time to adjudicate, and (b) have facilitated the

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creation and implementation of the Plan and benefits the Debtors' estates and creditors. Accordingly, such settlement is fair and reasonable and is approved in all respects pursuant to Bankruptcy Rule 9019(a).

     24. Satisfaction of Confirmation Requirements. The Plan satisfies all the requirements for confirmation set forth in section 1129(a) of the Bankruptcy Code.

     25. Conditions to Confirmation. This Order shall satisfy the requirements of Section 9.1 of the Plan that the Court shall have approved and entered the Confirmation Order on the docket for the Chapter 11 Cases by the clerk of the Bankruptcy Court.

     26. Releases, Exculpations and Injunctions. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the releases, exculpations and injunctions provided for in Article X of the Plan.

     27. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and decretal paragraph 20 below.

                                    DECREES

     NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT,

     1. Confirmation. The Plan (as modified by the modifications set forth in decretal paragraph 15 hereof) is confirmed under section 1129 of the Bankruptcy Code. All Objections to the Plan not heretofore withdrawn are overruled in their entirety.

     2. Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

     3. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms


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of the Plan. The classifications and amounts of Claims and Interests, if any, set forth on the Ballots tendered to or returned by the Debtors' creditors and equity security holders in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan and
(ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual amount or classification of such Claims or Interests under the Plan for distribution purposes.

     4. Discharge of Debtors. Except as otherwise expressly provided in the Plan or Confirmation Order, as of the Effective Date, the Debtors shall be discharged and released forthwith from, and the Confirmation Order shall operate as an injunction against the commencement or continuation of any action, the employment of process, or any act to collect, recover or offset, any Claim (including any claim for contribution or indemnity relating thereto) and any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code) and any Interest (or Claims or debt related thereto) from or against the Debtors of the Reorganized Debtors and to the extent provided for or authorized by sections 524 and 1141 of the Bankruptcy Code the Reorganized Debtors' liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or arising from any agreement of the Debtors entered into or obligation of any kind of the Debtors or their predecessors in interest incurred before the Confirmation Date, or from any conduct of the Debtors or their predecessors in interest incurred before the Confirmation Date, or from any conduct of the Debtors occurring prior to the Confirmation Date or that otherwise arose before the Confirmation Date (including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the date of commencement of the Chapter 11 Cases), and the Debtors and the Reorganized Debtors

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shall be discharged from any such liability that is of a kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under section 501 of the Bankruptcy Code, such Claim is Allowed under section 502 of the Bankruptcy Code, or the Holder of such Claim has accepted the Plan; provided however that the foregoing shall not release and discharge the Debtors from their obligations under the Plan; provided further, that nothing in this Section shall affect, limit, or enlarge the discharge provided the Debtors under section 1141 of the Bankruptcy Code.

     5. Limitation of Liability. None of the Debtors, the Reorganized Debtors, the Disbursing Agent or the members of the Ad Hoc Committee nor any of their respective current or former members, directors, officers, shareholders, employees, attorneys, financial advisors, agents and representatives shall have or incur any liability to, or be subject to any right of action by, any Holder of any Claim or Equity Interest, or any other party in interest, or any of their respective members, directors, officers, shareholders, employees, attorneys, financial advisors, agents and representatives, or any of their successors or assigns for any act or omission in connection with, or arising out of the Debtors' restructuring, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Documents, the Voting Agreements, the solicitation of votes for, and the pursuit of, confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under, or in connection with, the Plan and the Voting Agreements, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

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     6. Avoidance and Recovery Actions. Effective as of the Effective Date, the
Debtors release and waive the right to prosecute any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code or any other Causes of Action or rights to payments of Claims that belong to or could have been raised by the Debtors or their respective Estates, except for any such action which may be pending on the Effective Date as to which the Reorganized Debtors' rights shall not be waived and released and the Reorganized Debtors shall retain and may prosecute any such actions; provided, however, that the Debtors specifically release and waive the right to prosecute any Avoidance Actions against the members of the Ad Hoc Committee and their directors, officers, employees, attorneys, financial advisors, agents and representatives.

     7. Cancellation and Surrender of Instruments, Securities, and Other Documentation. On the Effective Date, except as otherwise provided in the Plan, the Indenture governing the Mpower Holding 2010 Notes shall be deemed canceled and of no further force or effect without any further action on the part of the Court or any Person. In addition, on the Effective Date, all Mpower Holding 2010 Notes, Mpower Holding Preferred Stock, Mpower Holding Common Stock, and any other rights to acquire any of the foregoing shall be deemed canceled and of no further force or effect without any further action on the part of the Court or any Person. The Holders of instruments, securities and other documentation evidencing such canceled Claims or Interests shall have no rights arising from or relating to such instruments, securities or other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. The Mpower Holding 2010 Notes Indenture shall remain in effect for the limited purposes provided in Section 7.7(b) of the Plan relating to distributions to Holders of the Mpower Holding 2010 Notes, and to preserve the rights of the Indenture Trustee as provided therein.

     8. Binding Effect. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Confirmation Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all Holders of Claims against and Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, and (iv) each person acquiring property under the Plan.

     9. Revesting of Assets. Except as otherwise expressly provided in the Plan or this Confirmation Order, on the Effective Date, the Reorganized Debtors shall be vested with all assets of the Debtors free and clear of all Liens, Claims, charges, encumbrances and other interests of creditors and equity security holders arising prior to the Effective Date. The Reorganized Debtors shall continue to exist after the Effective Date and operate their businesses free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan.

     10. Continuation of 2004 Notes Indenture, 2004 Notes and Related
Collateral Agreements. Notwithstanding any other provisions of the Plan and this Confirmation Order, on and after the Effective Date, the 2004 Notes Indenture and the 2004 Notes, all security and collateral agreements and documents related thereto (including without limitation all security interests and liens granted thereunder), and the respective rights and claims of the Indenture Trustee (in its capacity as indenture trustee and/or collateral agent) and the 2004 Noteholders arising thereunder or related thereto, shall remain in full force and effect without impairment, subject only to the Debtors' obligations under the Plan and any other order of the Court relating to the granting of adequate protection or other relief to the Indenture Trustee (including, without limitation, any relief granted to the Indenture Trustee (in its capacity as indenture trustee and/or collateral agent) for the ratable benefit of the Holders of 2004 Note Claims. Neither the Plan nor this Confirmation Order shall be construed in any way to impair, discharge, suspend, terminate, reduce or limit in any way whatsoever the respective rights and claims of the Indenture Trustee (in its capacity as indenture trustee and/or collateral agent) and the Holders of 2004 Notes, or the obligations of the Debtors, arising under or relating to the 2004 Notes Indenture, the 2004 Notes, and all security and collateral agreements and documents related thereto (including, without limitation, any security interests and liens related thereto).

     11. Injunction. Except as otherwise provided in the Plan, all Persons and Entities who have held, hold or may hold Claims against or Equity Interests in the Debtors are, with respect to those Claims and Equity Interests, permanently enjoined, on and after the Effective Date, from:

     (a) (i) asserting, commencing or continuing in any manner any action against the Debtors or the Reorganized Debtors or their Affiliates, any action against any of the assets of the Debtors or the Reorganized Debtors or their Affiliates, and any other or further Claim or Equity Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, (ii) the enforcement, attachment, collection or recovery, by any manner or means of any judgment, award or decree or order against the Debtors or the Reorganized Debtors or their Affiliates, (iii) creating, perfecting or enforcing any Lien of any kind against the Debtors, the Reorganized Debtors or their Affiliates, (iv) asserting any setoff, right of subrogation or recoupments of any kind against any obligation due the Debtors, the Reorganized Debtors or their Affiliates, and (v) any action, in any manner, in any place whatsoever, that does not conform or comply with the Plan; and

     (b) commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Equity Interest, interest, obligation, debt, right, remedy or liability released or to be released pursuant to this Article X; provided, however, that this injunction shall not preclude police or regulatory agencies from fulfilling their statutory duties.

     12. Continuation of Automatic Stay. Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate Order of the Court, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect through and including the Effective Date.

     13. Release by Former Shareholders. No provision of the Plan or this Confirmation Order shall act as a release or discharge of any non-debtor party, including, but not limited to, any officer or director of the Debtors and Reorganized Debtors, the D&O Releasees, or the members of the Ad Hoc Committee and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, from any direct claim brought against such person or entity by a former shareholder of the Debtors that is not entitled to vote on the Plan.

     14. Assumed Contracts and Leases. Other than executory contracts and unexpired leases which (i) have been rejected prior to, or are the subject of a motion to reject pending on, the Effective Date, (ii) are rejected pursuant to the Plan, (iii) have been identified on a list filed with the Court on or before the Confirmation Hearing as to be rejected or (iv) have expired or terminated pursuant to their own terms during the pendency of the Chapter 11 Cases, all of the executory contracts and unexpired leases that exist between the Debtors and any person (including the Voting Agreements) are specifically assumed as of the Effective Date pursuant to the Plan. The Reorganized Debtors, except as otherwise agreed by the parties or ordered by the Court, will cure any and all undisputed defaults (i) in cash on, or as soon as reasonably practicable after, the Effective Date or (ii) on such other terms as the parties to such executory contracts or unexpired lease may otherwise agree under any executory contract or unexpired lease assumed pursuant to the Plan. All disputed defaults that are required to be cured shall be cured by the Reorganized Debtors either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties. In addition, any dispute regarding the ability of the

Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the hearing of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption shall be made following the entry of the Final Order resolving the dispute and approving the assumption.

     15. Modifications To Plan.

     (a) ILEC Related Modifications. At the request of its proponents, the Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code by adding the following new Section 5.12 which provides as follows:

         "Notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, except with respect to the Debtors' claims against the SBC Affiliates that will be resolved pursuant to the Settlement Agreement (as defined in Section 6.6 of the Plan), the Debtors shall retain any and all of their rights to dispute any Allowed Claim of any Incumbent Local Exchange Carrier ("ILEC") following Effective Date in accordance with the terms and conditions of any applicable tariff or agreement between the Debtor(s) and such ILEC."

     (b) Southwestern Bell Related Modifications. At the request of its proponents and in resolution of the objection of the objection of Southwestern Bell, the Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code by adding the following new Section 6.6 which provides as follows:

        "Notwithstanding anything in the Plan or the Confirmation Order to the contrary, (i) as of the Effective Date, the Confidential Settlement Agreement and Mutual Release (the "Settlement Agreement") by and between SBC Telecommunications, Inc. on behalf of and as agent for Southwestern Bell Telephone L.P. d/b/a Southwestern Bell Telephone Company, Ameritech (composed of Illinois Bell Telephone d/b/a Ameritech Illinois, Indiana Bell Telephone Company Incorporated d/b/a Ameritech Indiana, Michigan Bell Telephone Company d/b/a Ameritech Michigan, The Ohio Bell Telephone Company d/b/a Ameritech Ohio and Wisconsin Bell, Inc. d/b/a Ameritech Wisconsin), and Pacific Bell Telephone Company, each of which are affiliates of SBC Communications, Inc. (collectively, the "SBC Affiliates") and Mpower Communications Corporation d/b/a Mpower Communications Central Corporation, MGC Communications, Broadspan Communications, Inc. d/b/a Primary Networks Communication and Harvest Telecom Inc. will be assumed by MCC; (ii) as of the Effective Date, the interconnection agreements (as amended or to be amended as specified in the Settlement Agreement) between the relevant SBC Affiliate and MCC for the states of California, Illinois, Michigan, Ohio and Texas, will be assumed by MCC; (iii) to the extent that there is any inconsistency between the terms of the Plan or the Confirmation Order and the Settlement Agreement, the terms of the Settlement Agreement shall govern; (iv) the Debtors and the SBC Affiliates shall retain all of their respective rights and remedies provided for in the Settlement Agreement and
        (v) the SBC Affiliates shall (x) retain their respective rights to raise any and all defenses or counterclaims, including, but not limited to, their rights of setoff and recoupment, in response to any claims brought against them by the Debtors, the Reorganized Debtors, or any other Person; and (y) not be deemed to grant a release or discharge to any Person, and shall not be enjoined from commencing or continuing any action against any Person (other than the Debtors) with respect to any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or Liabilities, whatsoever arising from their respective Claims or based upon the same subject matter as their Claims."

     (c) Indenture Trustee Related Modifications. At the request of its proponents and in resolution of the objection of the United States Trustee, the Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code by
(1) deleting the words "prior to the Petition Date" from clause (ii) of the definition of "General Unsecured Claim" contained in Section 1.2 of the Plan;
(2) deleting the definition of the term "Indenture Trustee Claim" contained in
Section 1.2 of the Plan; (3) deleting Section 7.2(c) of the Plan in its entirety; and (4) deleting Section 7.2(d) of the Plan in its entirety and replacing such Section with the following new Section 7.2(d):

        "Notwithstanding the provisions of Article V above regarding the cancellation of the Mpower Holding 2010 Notes Indenture, the Mpower Holding 2010 Notes Indenture shall continue in effect after the Effective Date solely to the extent necessary to allow Mpower Holding or the Mpower Holding 2010 Notes Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Mpower Holding 2010 Notes and to retain all liens pursuant to the terms of the Mpower Holding 2010 Notes Indenture in respect of any distributions to be made under this Plan to Holders of Mpower Holding 2010 Notes. The rights of the Indenture Trustee under the Mpower Holding 2010 Notes Indenture, as preserved under Section 7.7(b) below, once the Indenture Trustee has completed performance of all duties set forth in the Plan and has received payment for, or otherwise recovered, all Allowed fees and expenses due the Indenture Trustee under the Mpower Holding 2010 Notes Indenture, the Mpower Holding 2010 Notes Indenture shall be deemed to be canceled for all purposes upon the final distribution to be made thereunder (subject to the Indenture Trustee's right to exercise any lien in respect of such distribution pursuant to the terms of the Mpower Holding 2010 Notes Indenture), and the Indenture Trustee, and its successors, agents, and assigns, shall be relieved and discharged at that time of all obligations as Indenture Trustee with respect to the Mpower Holding 2010 Notes."

     (d) Technical Modifications. At the request of its proponents, the Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code by (i) adding the following text to the end of Section 5.2(a) of the Plan: "shall be canceled and deemed terminated." In addition, the text of clause (b) of Section 5.8 of the Plan is hereby deleted from the Plan in its entirety and replaced with the following text: "who requests in writing that Reorganized Mpower Holding execute such agreement. With respect to demand registration rights under the Registration Rights Agreement only, if such Holder has received an opinion from counsel to Mpower Holding, reasonably satisfactory to such Holder, that such Reorganized Mpower Holding Common Stock is freely transferable, then Mpower Holding will not need to comply with such Holder's demand registration rights" and (ii) deleting the word "exclusive" from the first paragraph of Section 8.2 of the Plan. The Plan and the modifications set forth above together constitute the Plan.

     16. General Authorizations; Plan Modifications. Pursuant to section 1142(b) of the Bankruptcy Code, (i) the Debtors, (ii) the Reorganized Debtors, and (iii) all other necessary parties are authorized and empowered to (x) execute and deliver any instrument, agreement or document and (y) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan. After entry of this Confirmation Order, the Debtors and the Reorganized Debtors may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.


     17. Authorizations Under Applicable State Law. The Debtors and the Reorganized Debtors are authorized, empowered, and directed pursuant to section 105 of the Bankruptcy Code and the General Corporation Law of the State of Delaware and the laws of the state of Nevada, as applicable, to take any and all actions necessary or desirable to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action of the directors or stockholders of the Debtors or Reorganized Debtors, including, without limitation:

          (a) to reconstitute the boards of directors of each of the Reorganized Debtors;

          (b) to amend the Articles of Incorporation, the Certificates of Incorporation and By-laws of each of the Reorganized Debtors; and

          (c) to authorize the appropriate officers of the Reorganized Debtors to execute any documents, instruments or agreements necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan (each, a "Plan Document").

     18. Issuance of Shares. Notwithstanding anything to the contrary in the Plan, Reorganized Mpower Holding shall be permitted to issue that number of shares of Reorganized Mpower Holding Common Stock necessary to effectuate the nonissuance of fractional shares as set forth in Section 7.9 of the Plan.

     19. Exemption from Certain Transfer Taxes. Pursuant to section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any Lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any stamp tax or other similar tax or any tax held to be a stamp tax or other similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any stamp tax or other similar tax or any tax held to be a stamp tax or other similar tax.

     20. Professional Compensation and Reimbursement Claims. All entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy
Code (i) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is 30 days after the Effective Date and (ii) if granted, such an award by the Court shall be paid in full in such amounts as are awarded by the Court by the Reorganized Debtors (y) on or as soon reasonably practicable after, the date such Administrative Claim becomes an Allowed Administrative Claim, or (z) upon such other terms as may be mutually agreed upon between such holder of an Administrative Claim and the Reorganized Debtors.

     21. Payment of Fees. All fees payable by the Debtors on or before the Effective Date pursuant to 28 U.S.C. Section 1930 shall be paid by the Debtors on or before the Effective Date and all such fees payable thereafter shall be paid by the Reorganized Debtors.

     22. Ad hoc Committee Fees. Subject to the Effective Date occurring, the reasonable fees and expenses of the Ad Hoc Committee for services rendered from and after the Petition Date (including the reasonable fees and expenses of its counsel) up to $500,000 shall be Allowed as an Administrative Claim against Mpower Holding. The Ad hoc Committee fees shall be subject to review by the Bankruptcy Court, and shall be paid by Mpower Holding only after (a) the Ad hoc Committee and/or its advisors file fee applications seeking approval of their respective fees and expenses and (b) the Bankruptcy Court approves such fees and expenses as reasonable under section 1129(a)(4) of the Bankruptcy Code; provided, however, that notwithstanding anything in Section 12.3 of the Plan or the Voting Agreements, the U.S. Trustee shall retain its rights with respect to the applicable standard of allowance of such fees.

     23. Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court, except as otherwise provided herein, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan as set forth in Article XI of the Plan and to the fullest extent permitted by law.

     24. Execution By Third Parties. Each and every federal, state and local governmental agency or department is hereby directed to accept, and lessors and holders of liens are directed to execute, any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan including, without limitation, documents and instruments for recording in county and state offices where the Certificates of Incorporation or any other Plan Document may need to be filed in order to effectuate the Plan.

     25. Exemption from Securities Laws. Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer, or underwriter of, or broker or dealer in, or a security. Without limiting the foregoing, the offer, issuance, transfer or exchange of Reorganized Mpower Holding Common Stock to the Holders of Allowed Claims in the following Classes: (a) Mpower Holding Class 5 - Mpower Holding 2010 Note Claims; (b) Mpower Holding Class 6 - Mpower Holding Preferred Stock Interests; and (c) Mpower Holding Class 7 - Common Stock Interests shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, or a security.

     26. Notice of Entry of Confirmation Order. No later than the fifth (5th) business day following entry of the Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Rules 2002(f)(7), 2002(k) and 3020(c) of the Bankruptcy Rules on all creditors and equity security holders, the Ad hoc Committee, and other parties in interest, by causing a notice of entry of the Confirmation Order to be delivered to such parties by first class mail, postage prepaid.

     27. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

     28. Confirmation Order Controlling. If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

     29. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all Plan Documents or any amendments or modifications thereto.

     30. Applicable Non-Bankruptcy Law. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan and the Plan Documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

     31. Release of Liens; Preservation of Certain Liens of Prepetition Agent. Except as otherwise provided in the Plan, this Confirmation Order or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens or other security interests against property of the Debtors' estates shall be released, and all right, title and interest of any holder of such mortgages, deeds of trust, Liens or other security interests shall revert to the Reorganized Debtors and their respective successors' and assigns' estates.

     32. Rule 9019(a) Settlement. The Plan is a settlement between and among the Debtors and their creditors of all claims and litigation, pending or threatened, or that was or could have been commenced prior to the date of entry of this Confirmation Order (other than the Reorganized Debtors' ability to prosecute objections to claims to the extent preserved under the

Plan). Such settlement, as reflected in the relative distributions and recoveries of Holders of Claims and Interests under the Plan, is fair and reasonable and is accordingly approved in all respects pursuant to Bankruptcy Rule 9019(a). This Court has found the settlements embodied in the Plan will save the Debtors and their estates the costs and expenses of prosecuting various disputes, the outcome of which is likely to consume substantial resources of the Debtors' estates and require substantial time to adjudicate. The Court has also found that the settlements have facilitated the creation and implementation of the Plan and benefit the creditors of the Debtors.

     33. Effectiveness of Order. Notwithstanding Bankruptcy Rules 3020(e), 6004(g) and 6006(d), or any other provision of the Bankruptcy Code or the Bankruptcy Rules, this Confirmation Order shall be effective immediately upon its entry. This Order is and shall be deemed to be a separate order with respect to each of the Debtors for all purposes.

     34. Substantial Consummation. Substantial consummation of the Plan shall be deemed to occur on the Effective Date.

     35. Objections Overruled. Except as otherwise expressly provided in this Confirmation Order, each of the Objections is denied and overruled.


Dated:  Wilmington, Delaware
        July 17, 2002


                                           /s/ PETER J. WALSH
                                           ------------------------------------
                                           Peter J. Walsh
                                           Chief United States Bankruptcy Judge